UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020

Oncorus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39575	47-3779757
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Hampshire Street, Suite 401 Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 320-6400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2020, Oncorus, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with IQHQ-4 Corporate, LLC (the “Landlord”), pursuant to which the Company will lease approximately 33,518 square feet in Pod 4 (the “Pod 4 Portion”) and approximately 54,666 square feet in Pod 5 (the “Pod 5 Portion”) of a manufacturing facility located at 4 Corporate Drive, Andover, Massachusetts (the Pod 4 Portion and the Pod 5 Portion together, the “Premises”). The Company also has a right of first offer to lease certain additional space located at the manufacturing facility, subject to the terms and conditions set forth in the Lease.

The monthly rent payments under the Lease for the Pod 4 Portion are expected to commence on October 1, 2021 (the “Pod 4 Rent Commencement Date”), reflecting an approximately nine-month rent-free period following the execution of the Lease. The Company has the right to occupy the Pod 4 Portion prior to the Pod 4 Rent Commencement Date, subject to the completion of tenant improvements, and would be responsible for proportional base rent payments, utilities, and the Company’s proportionate share of operating costs and taxes attributable to the Pod 4 Portion, provided that such payments of base rent for the occupancy of the Pod 4 Portion would commence no earlier than July 1, 2021 in any event. Beginning on the Pod 4 Rent Commencement Date, the Company will be obligated to make monthly base rent payments, which will initially be $121,502.75 and will increase to $183,783.33 during the initial term of the Lease. The monthly rent payments under the Lease for the Pod 5 Portion are expected to commence on January 1, 2022 (the “Pod 5 Rent Commencement Date”), reflecting an approximately one-year rent-free period following the execution of the Lease. Beginning on the Pod 5 Rent Commencement Date, the Company will be obligated to make monthly base rent payments, which will initially be $198,164.25 and will increase to $299,741.25 during the initial term of the Lease. In addition to the monthly base rent payments, the Company will be obligated to pay utilities and its proportionate share of the operating costs and taxes attributable to the Premises, subject to specified limits.

Pursuant to the Lease, the Landlord will contribute up to $14.2 million toward the cost of specified tenant improvements for the Premises. The Company will be responsible for constructing interior improvements of the Premises. The Company is also required to provide the Landlord with a letter of credit as support for the Company’s obligations under the Lease. The Company was not required to provide a security deposit in connection with its entry into the Lease. The Company may not sublease the Premises without the Landlord’s consent other than to specified entities.

The term of the Lease will continue for 15 years from the Pod 5 Rent Commencement Date, or approximately December 31, 2036, unless earlier terminated in accordance with the terms of the Lease. The Company has two options to extend the term of the Lease for the entire Premises for a period of 10 years each, with rent during the extended term being based on the then-prevailing market rental rate. The Company may exercise each option not less than nine months and not more than 15 months prior to the expiration of the term.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in or incorporated by reference into Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On January 4, 2021, the Company issued a press release announcing the entry into the Lease. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 4, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCORUS, INC.

By:	/s/ John McCabe
John McCabe Chief Financial Officer

Dated: January 4, 2021